Exhibit 10.2

Summary of FelCor Lodging Trust Incorporated

Annual Equity Incentive Compensation Program

The Compensation Committee of FelCor Lodging Trust Incorporated (the “Company”) has adopted an amended annual equity incentive compensation program for its officers and employees, including its named executive officers, commencing with the annual grants to be made in 2009. A summary of this program, as adopted and approved by the Compensation Committee and the Board of Directors of the Company as of July 31, 2008, is as follows:

The Company will grant restricted stock to its officers, including its named executive officers, on an annual basis. The number of shares that may be granted (the “Restricted Shares”) is that number that is equal in value, as of the date of grant, to a percentage of the base compensation of the grantee. For the Company’s named executive officers, the applicable percentage is 200% in the case of the chief executive officer, and 125% in the case of the executive vice presidents. One half of the Restricted Shares will be granted without reference to performance and will vest ratably over three years commencing the first year after the date of grant. The other half of the Restricted Shares will be granted in the form of performance-based awards (the “Performance Shares”) that, once granted, will also vest ratably over three years commencing the first year after the date of grant.

The determination of the actual number of Performance Shares to be granted will be made with reference to the Company’s prior year Adjusted FFO1 (The Compensation Committee annually determines Adjusted FFO threshold, target, and stretch performance levels.) If the Company achieves its targeted performance, a recipient will be granted 100% of the Performance Shares. If performance is at or below the threshold level, a recipient will be granted 50% of the Performance Shares. If performance meets or exceeds the stretch level, a recipient will be granted 150% of the Performance Shares. Where performance falls between threshold and stretch Adjusted FFO, the number of Performance Shares earned will be determined by linear interpolation between 50% and 150% of the target amount. In that way, participants share equally in the downside risk and upside reward if the Company falls below or exceeds targeted performance.

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1 FFO is a recognized industry measure of performance for real estate investment trusts. The Compensation Committee selected FFO as its benchmark for operating performance because it in an indication of cash generated by the Company’s business to pay dividends; FFO takes into account the Company’s capital structure and excludes nonrecurring gains and losses on the sale of properties. “FFO” is defined as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. “Adjusted FFO” is defined as FFO that has been modified to exclude certain additional recurring and non-recurring items such as gains and losses related to early extinguishment of debt and interest rate swaps, impairment losses and the cumulative effect of a change in accounting principle.